As filed with the Securities and Exchange Commission on June 15, 2023

Registration No. 333-262709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CVENT HOLDING CORP.

(Exact Name of Registrant as specified in its Charter)

Delaware	98-1560055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1765 Greensboro Station Place, 7th Floor

Tysons, Virginia 22102

(703) 226-3500

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Cvent Holding Corp. 2021 Omnibus Incentive Plan

Cvent Holding Corp. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Jeannette Koonce

General Counsel and Corporate Secretary

1765 Greensboro Station Place, 7th Floor

Tysons, Virginia 22102

(703) 226-3500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

This post-effective amendment (this “Amendment”), filed by Cvent Holding Corp., a Delaware corporation (the “Company”), withdraws and deregisters all unissued and unsold securities that had been previously registered under the (a) Cvent Holding Corp. 2021 Omnibus Incentive Plan on the Registration Statement on Form S-8 (File No. 333-262709) (the “Registration Statement”), and (b) Cvent Holding Corp. 2021 Employee Stock Purchase Plan on the Registration Statement.

On June 15, 2023, pursuant to an Agreement and Plan of Merger, dated as of March 14, 2023, by and among the Company, Capstone Borrower, Inc., a Delaware corporation (“Parent”) and Capstone Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II to its Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company that remain unsold at the termination of the offering, the Company hereby removes from registration all securities under the Registration Statement that remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons, State of Virginia, on June 15, 2023.*

CVENT HOLDING CORP.

By:	/s/ Rajeev K. Aggarwal
Name:	Rajeev K. Aggarwal
Title:	Chief Executive Officer

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.